Exhibit 23.2

Consent of KPMG LLP

The General Partner

Essex Portfolio, L.P.:

We consent to the use of our report dated February 3, 2003 relating to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, incorporated herein by reference and to the reference of our firm under the heading “Experts” in the registration statement.

/s/    KPMG LLP

San Francisco, California

August 26, 2003